As filed with the Securities and Exchange Commission on March 18, 2008
Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WPCS INTERNATIONAL INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0204758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

One East Uwchlan Avenue
Suite 301
Exton, PA 19341
(610) 903-0400
 (Address, including zip code, and telephone number,
including area code of registrant’s principal executive offices)

Andrew Hidalgo, Chief Executive Officer
One East Uwchlan Avenue
Suite 301
Exton, PA 19341
(610) 903-0400
 (Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Marc J. Ross, Esq.
Thomas A. Rose, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9724 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	165,739	(2)	$5.60	$928,138.40	$36.48
Total	165,739			$928,138.40	$36.48

(1)	Estimated in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices as reported on The Nasdaq Global Market on March 17, 2008.
(2)	Represents shares issued in November 2007 and February 2008 in connection with our acquisition of Voacolo Electric Incorporated and Major Electric, Inc.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2008

PROSPECTUS

WPCS INTERNATIONAL INCORPORATED

165,739 Shares of Common Stock

This prospectus relates to 165,739 shares of our common stock, par value $.0001 per share for sale from time to time by the selling stockholders identified in this prospectus.

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

Our common stock is traded on the NASDAQ Global Market under the symbol “WPCS.” On March 17, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $5.57 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____, 2008

TABLE OF CONTENTS

Summary	1
Risk Factors	4
Forward-Looking Statements	10
Use of Proceeds	10
Selling Stockholders	11
Plan of Distribution	12
Legal Matters	13
Experts	13
Where You Can Find More Information	14
Incorporation of Documents By Reference	15

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, before making an investment decision. Unless the context clearly indicates otherwise, references in this prospectus to “we,” “us,” “our” and “WPCS” refer to WPCS International Incorporated and its subsidiaries on a consolidated basis.

Our Company

WPCS International Incorporated provides design-build engineering services that focus on the implementation requirements of wireless networks. We serve the specialty communication systems and wireless infrastructure sectors. Specialty communication systems are wireless networks designed to improve productivity for a specified application by communicating data, voice or video information in situations where land line networks are non-existent, more difficult to deploy or too expensive. Wireless infrastructure services include the engineering, installation, integration and maintenance of wireless carrier equipment. We provide services that include site design, technology integration, electrical contracting, construction, and project management for corporations, government entities and educational institutions worldwide.

Wireless technology has advanced substantially to the point where wireless networks have proven to be an effective alternative to land line networks, a key factor in wireless’ broad acceptance. We believe that the advantages of wireless over land line communication are apparent in the aspects of mobility, capacity, cost, and deployment. We believe the use of dedicated wireless networks for specified applications has improved productivity for individuals and organizations alike. Demand for wireless data services is accelerating the adoption of new technologies that enable wireless networks to deliver enhanced features and capabilities. These new technologies have increased the complexity of wireless systems, and created demand for the services of companies such as ours with specialized skills to address that complexity.

With 15 offices across the United States, one office in Australia and one office in China, we provide our services to our customers nationwide, in Australia and in the People’s Republic of China. Because we are technology and vendor independent, we can integrate multiple products and services across a variety of communication requirements. This ability gives our customers the flexibility to obtain the most appropriate solution for their communication needs on a cost effective basis. Wireless communication is primarily achieved through radio frequency, or RF, signals. We have extensive experience in RF engineering, a necessary skill in designing wireless networks free from interference with other signals and amplified sufficiently to carry data, voice or video with speed, accuracy and reliability. We believe the strength of our experience in the design and deployment of specialty communication systems gives us a competitive advantage, and has supported our rapid growth, both organically and through acquisitions.

Our goal is to become a recognized leader in the design and deployment of wireless networks for specialty communication systems and wireless infrastructure. For the fiscal year ended April 30, 2007, we generated revenues of approximately $70 million, an increase of 34.2% from the fiscal year ended April 30, 2006. For the nine months ended January 31, 2008, we generated revenues of approximately $74.7 million, an increase of 42.8% from the nine months ended January 31, 2007. Our backlog at January 31, 2008 was approximately $66.6 million.

Our Strategy

Our strategy focuses on both organic growth and the pursuit of acquisitions that add to our engineering capacity and geographic coverage. Specifically, we will endeavor to:

• Increase customer awareness by marketing the full range of our services to our customers;
• Maintain and expand our focus in existing vertical markets such as public safety and gaming, and develop expertise in new vertical markets;
• Strengthen our relationships with technology providers whose products offer benefits to our customers; and
• Seek strategic acquisitions of compatible businesses that can be assimilated into our organization and that will add accretive earnings to our business.

Our Customers

Our customers include corporations, government entities and educational institutions in various market segments. In our specialty communication systems segment, we believe our design and deployment of innovative wireless networks specific to the needs of customers in certain vertical markets has brought us recognition in these markets. In our wireless infrastructure services segment, our customers are major wireless carriers.

Risks Affecting Us

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary, including:

•
Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows, our revenues may decrease and our ability to continue operating profitably may be harmed;

•	We have a limited history of profitability which may not continue;

•
If we fail to accurately estimate costs associated with our fixed-price contracts using percentage-of-completion, our actual results may vary from our assumptions, which may reduce our profitability or impair our financial performance;

•	Failure to properly manage projects may result in unanticipated costs or claims;

•	The industry in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain;

•	Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry;

•	Our failure to attract and retain engineering personnel or maintain appropriate staffing levels could adversely affect our business;

•	If we are unable to identify and complete future acquisitions, we may be unable to continue our growth;

•	Future acquired companies could be difficult to assimilate, disrupt our business, diminish stockholder value and adversely affect our operating results;

•	We derive a significant portion of our revenues from a limited number of customers, the loss of which would significantly reduce our revenues; and

•	Amounts included in our backlog may not result in actual revenue or translate into profits.

Our Corporate Information

We have 13 operating subsidiaries: Clayborn Contracting Group, Inc., a California corporation; Heinz Corporation, a Missouri corporation; Gomes and Gomes, Inc. dba Empire Electric, a California corporation; Invisinet, Inc., a Delaware corporation; James Design Pty Ltd, an Australia corporation; Major Electric, Inc., a Washington corporation; Max Engineering LLC, a Texas limited liability company; New England Communications Systems, Inc., a Connecticut corporation; Quality Communications & Alarm Company, Inc., a New Jersey corporation; Southeastern Communication Service, Inc., a Florida corporation; Taian AGS Pipeline Construction Co. Ltd., a joint venture enterprise in the City of Taian, Shandong province, the People's Republic of China; Voacolo Electric Incorporated, a New Jersey corporation; and Walker Comm, Inc., a California corporation. References in this prospectus to Clayborn, Heinz, Empire, Invisinet, James, Major Electric, Max Engineering, NECS, Quality, SECS, TAGS, Voacolo, and Walker Comm refer to these companies, respectively.

Our principal executive offices are located at One East Uwchlan Avenue, Suite 301, Exton, Pennsylvania 19341, and our telephone number is (610) 903-0400. We are a Delaware corporation. We maintain a website at www.wpcs.com and the information contained on that website is not deemed to be a part of this prospectus.

Recent Developments

Empire Acquisition

On November 1, 2007, we acquired Gomes and Gomes, Inc. dba Empire Electric, a California corporation. The aggregate consideration paid to the Empire selling shareholders, including acquisition transaction costs of $31,029, was $1,856,029, of which $1,825,000 was paid in cash, subject to adjustment. In addition, we shall pay an additional $1,000,000 in cash if Empire’s earnings before interest and taxes for the year ending October 31, 2007 shall equal or exceed $850,000. We expect to settle the earnout payment by March 31, 2008. Empire was acquired pursuant to a Stock Purchase Agreement between us and the former shareholders of Empire, dated as of November 1, 2007. In connection with the acquisition, Empire entered into employment agreements with the former shareholders for a period of two years. The acquisition of Empire expands our presence in California and provides additional electrical contracting services that specialize in low voltage applications for healthcare, state government and military customers.

James Acquisition

On November 30, 2007, we acquired James. The aggregate consideration paid by us to the James selling shareholders, including acquisition transaction costs of $65,625, was $1,145,625, of which $1,080,000 was paid in cash, subject to adjustment. James was acquired pursuant to a Stock Purchase Agreement between us and the former shareholders of James, dated as of November 30, 2007. In connection with the acquisition, we entered into an employment agreement with the former president for a period of two years.

James is a design engineering services company specializing in building automation including mechanical, electrical, hydraulic, fire protection, lift, security access and wireless systems. The acquisition of James provides us international expansion into Australia consistent with our emphasis on Australia, China and surrounding Pacific Rim countries.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. As a result, you could lose all or a part of your investment.

Our success is dependent on growth in the deployment of wireless networks, and to the extent that such growth slows, our revenues may decrease and our ability to continue operating profitably may be harmed.

Customers are constantly re-evaluating their network deployment plans in response to trends in the capital markets, changing perceptions regarding industry growth, the adoption of new wireless technologies, increasing pricing competition and general economic conditions in the United States and internationally. If the rate of network deployment growth slows and customers reduce their capital investments in wireless technology or fail to expand their networks, our revenues and profits could be reduced.

We have a limited history of profitability which may not continue.

While we had a net income of approximately $4.6 million for the fiscal year ended April 30, 2007, we incurred a net loss of approximately $1.6 million for the fiscal year ending April 30, 2006. For the nine months ended January 31, 2008, we had net income of approximately $3.16 million compared to net income of approximately $3.23 million for the nine months ended January 31, 2007. There can be no assurance that we will sustain profitability or generate positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our working capital requirements. If we are unable to meet our working capital requirements, we may need to reduce or cease all or part of our operations.

If we fail to accurately estimate costs associated with our fixed-price contracts using percentage-of-completion, our actual results may vary from our assumptions, which may reduce our profitability or impair our financial performance.

A substantial portion of our revenue is derived from fixed price contracts. Under these contracts, we set the price of our services on an aggregate basis and assume the risk that the costs associated with our performance may be greater than we anticipated. We recognize revenue and profit on these contracts as the work on these projects progresses on a percentage-of-completion basis. Under the percentage-of-completion method, contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts.

The percentage-of-completion method therefore relies on estimates of total expected contract costs. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at work sites differing materially from what was anticipated at the time we bid on the contract and higher costs of materials and labor. Contract revenue and total cost estimates are reviewed and revised monthly as the work progresses, such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Adjustments are reflected in contract revenue for the fiscal period affected by these revised estimates. If estimates of costs to complete long-term contracts indicate a loss, we immediately recognize the full amount of the estimated loss. Such adjustments and accrued losses could result in reduced profitability and liquidity.

Failure to properly manage projects may result in unanticipated costs or claims.

Our wireless network engagements may involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. Any defects or errors or failure to meet customers’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, errors, mistakes or omissions in rendering services to our customers. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. If the project or network experiences a performance problem, we may not be able to recover the additional costs we would incur, which could exceed revenues realized from a project.

The industry in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

Other than the technical skills required in our business, the barriers to entry in our business are relatively low. We do not have any intellectual property rights to protect our business methods and business start-up costs do not pose a significant barrier to entry. The success of our business is dependent on our employees, customer relations and the successful performance of our services. If we face increased competition as a result of new entrants in our markets, we could experience reduced operating margins and loss of market share and brand recognition.

Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry.

The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from deploying wireless networks that are based upon today’s leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing preferences.

Our failure to attract and retain engineering personnel or maintain appropriate staffing levels could adversely affect our business.

Our success depends upon our attracting and retaining skilled engineering personnel. Competition for such skilled personnel in our industry is high and at times can be extremely intense, especially for engineers and project managers, and we cannot be certain that we will be able to hire sufficiently qualified personnel in adequate numbers to meet the demand for our services. We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group. Additionally, we cannot be certain that we will be able to hire the requisite number of experienced and skilled personnel when necessary in order to service a major contract, particularly if the market for related personnel is competitive. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which could reduce our operating margins, reduce our earnings and possibly harm our results of operations. If we are unable to obtain major contracts or effectively complete such contracts due to staffing deficiencies, our revenues may decline and we may experience a drop in net income.

If we are unable to identify and complete future acquisitions, we may be unable to continue our growth.

Since November 1, 2001, we have acquired 13 companies and we intend to further expand our operations through targeted strategic acquisitions. However, we may not be able to identify suitable acquisition opportunities. Even if we identify favorable acquisition targets, there is no guarantee that we can acquire them on reasonable terms or at all. If we are unable to complete attractive acquisitions, the growth that we have experienced over the last five fiscal years may decline.

Future acquired companies could be difficult to assimilate, disrupt our business, diminish stockholder value and adversely affect our operating results.

Completing acquisitions may require significant management time and financial resources because we may need to assimilate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisitions could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by issuing equity securities. In addition, acquisitions expose us to risks such as undisclosed liabilities, increased indebtedness associated with an acquisition and the potential for cash flow shortages that may occur if anticipated financial performance is not realized or is delayed from such acquired companies.

We derive a significant portion of our revenues from a limited number of customers, the loss of which would significantly reduce our revenues.

We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. To the extent that any significant customer uses less of our services or terminates its relationship with us, our revenues could decline significantly. As a result, the loss of any significant customer could seriously harm our business. For the fiscal year ended April 30, 2007, we had two separate customers which accounted for 18.1% and 11.7% of our revenues.  For the fiscal year ended April 30, 2006, we had two separate customers which accounted for 20.8% and 14.5% of our revenues. Other than under existing contractual obligations, none of our customers is obligated to purchase additional services from us. As a result, the volume of work that we perform for a specific customer is likely to vary from period to period, and a significant customer in one period may not use our services in a subsequent period.

Amounts included in our backlog may not result in actual revenue or translate into profits.

As of January 31, 2008, we had a backlog of unfilled orders of approximately $66.6 million. This backlog amount is based on contract values and purchase orders and may not result in actual receipt of revenue in the originally anticipated period or at all. In addition, contracts included in our backlog may not be profitable. We have experienced variances in the realization of our backlog because of project delays or cancellations resulting from external market factors and economic factors beyond our control and we may experience delays or cancellations in the future. If our backlog fails to materialize, we could experience a reduction in revenue, profitability and liquidity.

Our business could be affected by adverse weather conditions, resulting in variable quarterly results.

Adverse weather conditions, particularly during the winter season, could affect our ability to perform outdoor services in certain regions of the United States. As a result, we might experience reduced revenue in the third and fourth quarters of our fiscal year. Natural catastrophes could also have a negative impact on the economy overall and on our ability to perform outdoor services in affected regions or utilize equipment and crews stationed in those regions, which in turn could significantly impact the results of any one or more of our reporting periods.

If we are unable to retain the services of Messrs. Hidalgo, Schubiger, Heinz, Walker, Madenford or James, operations could be disrupted.

Our success depends to a significant extent upon the continued services of Mr. Andrew Hidalgo, our Chief Executive Officer and Messrs. Richard Schubiger, James Heinz, Donald Walker, Charles Madenford and Steven James, our Executive Vice Presidents. Mr. Hidalgo has overseen our company since inception and provides leadership for our growth and operations strategy. Messrs. Schubiger, Heinz, Walker, Madenford and James oversee the day-to-day operations of our operating subsidiaries. Loss of the services of Messrs. Hidalgo, Schubiger, Heinz, Walker, Madenford or James could disrupt our operations and harm our growth, revenues, and prospective business. We do not maintain key-man insurance on the lives of Messrs. Hidalgo, Schubiger, Heinz, Walker, Madenford or James.

Employee strikes and other labor-related disruptions may adversely affect our operations.

Our business is labor intensive, with certain projects requiring large numbers of engineers. Over 44% of our workforce is unionized. Strikes or labor disputes with our unionized employees may adversely affect our ability to conduct our business. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Any of these events could be disruptive to our operations and could result in negative publicity, loss of contracts and a decrease in revenues.

We may incur goodwill impairment charges in our reporting entities which could harm our profitability.

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” we periodically review the carrying values of our goodwill to determine whether such carrying values exceed the fair market value. Each of our acquired companies is subject to annual review for goodwill impairment. If impairment testing indicates that the carrying value of a reporting unit exceeds its fair value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified, which could reduce our profitability.

Our quarterly results fluctuate and may cause our stock price to decline.

Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are beyond our control, are likely to cause these fluctuations. Some of these factors include:

•	the timing and size of network deployments and technology upgrades by our customers;

•	fluctuations in demand for outsourced network services;

•
the ability of certain customers to sustain capital resources to pay their trade accounts receivable balances and required changes to our allowance for doubtful accounts based on periodic assessments of the collectibility of our accounts receivable balances;

•	reductions in the prices of services offered by our competitors;

•	our success in bidding on and winning new business; and

•	our sales, marketing and administrative cost structure.

Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

Our stock price may be volatile, which may result in lawsuits against us and our officers and directors.

The stock market in general, and the stock prices of technology and telecommunications companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. Between March 1, 2007 and March 1, 2008, our common stock has traded as low as $6.37 and as high as $14.25 per share, based upon information provided by NASDAQ Capital Market and NASDAQ Global Market. Factors which could have a significant impact on the market price of our common stock include, but are not limited to, the following:

•	quarterly variations in operating results;

•	announcements of new services by us or our competitors;

•	the gain or loss of significant customers;

•	changes in analysts’ earnings estimates;

•	rumors or dissemination of false information;

•	pricing pressures;

•	short selling of our common stock;

•	impact of litigation;

•	general conditions in the market;

•	changing the exchange or quotation system on which we list our common stock for trading;

•	political and/or military events associated with current worldwide conflicts; and

•	events affecting other companies that investors deem comparable to us.

Companies that have experienced volatility in the market price of their stock have frequently been the object of securities class action litigation. Class action and derivative lawsuits could result in substantial costs to us and a diversion of our management’s attention and resources, which could materially harm our financial condition and results of operations.

Future changes in financial accounting standards may adversely affect our reported results of operations.

A change in accounting standards could have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New pronouncements and varying interpretations of pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, newly enacted SEC regulations and NASDAQ Stock Market rules, have created additional burdens for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards. This investment will result in increased general and administrative costs and a diversion of management time and attention from revenue-generating activities to compliance activities.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.

Our certificate of incorporation permits us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our stockholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that we may issue in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

There may be an adverse effect on the market price of our shares as a result of shares being available for sale in the future.

As of March 1, 2008, holders of our outstanding options and warrants have the right to acquire 2,442,531 shares of common stock issuable upon the exercise of stock options and warrants, at exercise prices ranging from $4.80 to $16.20 per share, with a weighted average exercise price of $7.04. The sale or availability for sale in the market of the shares underlying these options and warrants could depress our stock price. We have registered substantially all of the underlying shares described above for resale. Holders of registered underlying shares may resell the shares immediately upon issuance upon exercise of an option or warrant.

If our stockholders sell substantial amounts of our shares of common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We are subject to the risks associated with doing business in the People’s Republic of China (PRC).

We conduct certain business in China through our TAGS joint venture, which is organized under the laws of the PRC. Our China operations are directly related to and dependent on the social, economic and political conditions in this country, many of which we have no control over, and are influenced by many factors, including:

•	changes in the region’s economic, social and political conditions or government policies;

•	changes in trade laws, tariffs and other trade restrictions or licenses;

•	changes in foreign exchange regulation in China may limit our ability to freely convert currency to make dividends or other payments in U.S. dollars;

•	fluctuation in the value of the RMB (Chinese Yuan) could adversely affect the value of our investment in China;

•	limitations on the repatriation of earnings or assets, including cash;

•	adverse changes in tax laws and regulations;

•	difficulties in managing or overseeing our China operations, including the need to implement appropriate systems, policies, benefits and compliance programs; and

•	different liability standards and less developed legal systems that may be less predictable than those in the United States.

The occurrence or consequences of any of these conditions may restrict our ability to operate and/or decrease the profitability our operations in China.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of March 17, 2008. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

	Beneficial Ownership Prior to this Offering (1)			Beneficial Ownership After this Offering (1) (2)
Selling Stockholder	Number of Shares	Percent of Class	Shares That May be Offered and Sold Hereby	Number of Shares	Percent of Class
Frank Mauger	233,440	3.21%	156,516	76,924	1.06%
James Jordan	4,668	*	3,130	1,538	*
Todd Kahl	4,668	*	3,130	1,538	*
Tracy Hossler	4,660	*	119	4,541	*
Jeffrey Voacolo	37,279	*	948	36,331	*
Joseph Voacolo	37,279	*	948	36,331	*
David Voacolo	37,279	*	948	36,331	*

* Less than 1%.

(1)	Percentage calculated on the basis of 7,251,083 shares of common stock outstanding on March 17, 2008.

(2)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-	a combination of any such methods of sale; and

-	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPCS International Incorporated as of April 30, 2007 and 2006 and for the years ended April 30, 2007, 2006 and 2005 appearing in WPCS International Incorporated’s annual report on Form 10-K for the year ended April 30, 2007 have been audited by J.H. Cohn LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission or SEC. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete, and you should review the referenced document itself for a complete understanding of its terms.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities located at 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of our common stock registered under this prospectus.

•	our annual report on Form 10-K for the fiscal year ended April 30, 2007 filed with the SEC on July 30, 2007;
•	our quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2007, filed with the SEC on September 14, 2007;
•	our quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2007, filed with the SEC on December 17, 2007;
•	our quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2008, filed with the SEC on March 17, 2008;
•	our current report on Form 8-K, filed with the SEC on July 30, 2007;
•	our current report on Form 8-K, filed with the SEC on August 7, 2007;
•	our current report on Form 8-K, filed with the SEC on September 14, 2007;
•	our current report on Form 8-K, filed with the SEC on November 2, 2007;
•	our current report on Form 8-K, filed with the SEC on December 5, 2007;
•	our current report on Form 8-K, filed with the SEC on December 17, 2007;
•	our current report on Form 8-K, filed with the SEC on February 29, 2008;
•	our current report on Form 8-K, filed with the SEC on March 17, 2008; and
•	the description of our common stock contained in our Registration Statement on Form SB-2/A, filed with the SEC on April 7, 2006.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at:

WPCS International Incorporated
One East Uwchlan Avenue, Suite 301
Exton, Pennsylvania 19341
Phone (610) 903-0400
Email address: ir@wpcs.com

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by WPCS International Incorporated in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee:

Securities and Exchange Commission Registration Fee	$36.48

Accounting Fees and Expenses	3,000.00

Legal Fees and Expenses	15,000.00

Miscellaneous	164.00

Total	$18,200.48

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

Exhibit Number	Description

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.

10.1
Stock Purchase Agreement, dated as of August 1, 2007, by and among WPCS International Incorporated, Major Electric, Inc., Frank Mauger, James Jordan and Todd Kahl, filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2007 and incorporated herein by reference.

10.2
Registration Rights Agreement, dated as of August 1, 2007, by and among WPCS International Incorporated, Major Electric, Inc., Frank Mauger, James Jordan and Todd Kahl, filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2007 and incorporated herein by reference.

10.3
Escrow Agreement, dated as of August 1, 2007, by and among WPCS International Incorporated, Major Electric, Inc., Frank Mauger, James Jordan, Todd Kahl and Sichenzia Ross Friedman Ference LLP, filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2007 and incorporated herein by reference.

10.4
Stock Purchase Agreement, dated as of March 30, 2007, by and among WPCS International Incorporated, Voacolo Electric Incorporated, Jeffrey Voacolo, David Voacolo, Joseph Voacolo and Tracy Hossler, filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007 and incorporated herein by reference.

10.5
Registration Rights Agreement, dated as of March 30, 2007, by and among WPCS International Incorporated, Jeffrey Voacolo, David Voacolo, Joseph Voacolo and Tracy Hossler, filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007 and incorporated herein by reference.

10.6
Escrow Agreement, dated as of March 30, 2007; by and among WPCS International Incorporated, Voacolo Electric Incorporated, Jeffrey Voacolo, David Voacolo, Joseph Voacolo; Tracy Hossler and Sichenzia Ross Friedman Ference LLP, filed as an exhibit to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 2, 2007 and incorporated herein by reference.

23.1	Consent of J.H. Cohn LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

24	Power of Attorney (included on Page II-6).

ITEM 17. UNDERTAKINGS

     (a)    The registrant hereby undertakes:

     (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (A)   If the registrant is relying on Rule 430B:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (B)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (b)    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on March 18, 2008.

WPCS INTERNATIONAL INCORPORATED

	By:	/s/ Andrew Hidalgo
Andrew Hidalgo
Chairman, Chief Executive Officer and Director

	By:	/s/ Joseph Heater
Joseph Heater
Chief Financial Officer (Principal Financial Officer) and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of WPCS International Incorporated, a Delaware corporation, do hereby constitute and appoint Andrew Hidalgo and Joseph Heater and each of them his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ ANDREW HIDALGO	Chairman, Chief Executive Officer (Principal Executive	March 18, 2008
Andrew Hidalgo	Officer) and Director

/s/ JOSEPH HEATER	Chief Financial Officer (Principal Financial Officer and	March 18, 2008
Joseph Heater	Principal Accounting Officer)

/s/ NORM DUMBROFF	Director	March 18, 2008
Norm Dumbroff

/s/ NEIL HEBENTON	Director	March 18, 2008
Neil Hebenton

/s/ GARY WALKER	Director	March 18, 2008
Gary Walker

/s/ WILLIAM WHITEHEAD	Director	March 18, 2008
William Whitehead

/s/ WILLIAM WHITEHEAD	Director	March 18, 2008
William Whitehead